PRIMEDIA

PRIMEDIA Inc.	News Release
745 Fifth Avenue
New York, NY 10151

PRIMEDIA Reports First Quarter 2005 Results

•                  Revenue growth in Consumer Guides and Education offset by declines in three of eleven enthusiast categories in Enthusiast Media and trade show timing in Business Information.  Segment EBITDA declined primarily due to lower revenue, the impact of previously announced investment expenses in Consumer Guides, and paper price increases.

•                  Consistent with strategy to improve financial strength, PRIMEDIA will have reduced its leverage by nearly $1 billion since September 30, 2001 (including the redemptions that will occur on May 11, 2005) and significantly improved its free cash flow.  Most recent actions positively impact free cash flow by over $27 million on an annualized basis.

Consolidated Results

	First Quarter			Percent
($millions)	2005		2004	Change
Segment Revenue, net (a):
Enthusiast Media	$156.5		$162.9	-3.9%
Consumer Guides	75.6		71.4	5.9%
Business Information	53.4		54.9	-2.7%
Education	18.9		17.2	9.9%
Intersegment Eliminations	(0.4)		(0.3)
Total Net Revenue	$304.0		$306.1	-0.7%

Segment EBITDA (b):
Enthusiast Media	$23.6		$28.1	-16.0%
Consumer Guides	18.2		19.7	-7.6%
Business Information	4.6		5.2	-11.5%
Education	2.3		1.7	35.3%
Corporate Overhead	(6.1)		(7.6)
Total Segment EBITDA	$42.6		$47.1	-9.6%

Operating Income	$29.4		$23.3	26.2%

Loss from Continuing Operations		$(19.4)	$(20.9)

Discontinued Operations	$384.9	(c)	$32.0

Income Applicable to Common Shareholders	$365.5	(c)	$5.9

Free Cash Flow (d)		$(3.4)	$(40.5)

a)	This presentation eliminates all intrasegment activity.
b)	Reconciled to GAAP measure in the attached Financial Highlights table.
c)	Includes net gain on sales of About, Inc. of $378.9 million and PRIMEDIA Workplace Learning of $4.3 million.
d)

Free cash flow as used in this release is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations. Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

NEW YORK—May 5, 2005—PRIMEDIA Inc. (NYSE: PRM) today announced revenue of $304.0 million for the first quarter 2005, down 0.7% versus 2004(1).  Total Segment EBITDA declined 9.6% to $42.6 million in the first quarter.  These declines are primarily due to softness in three of Enthusiast Media’s eleven categories, a timing change in a Business Information trade show, the impact of previously announced investment expenses in the Consumer Guides segment, and paper price increases.

(1)  Unless otherwise specified, all comparisons are to the same respective period in 2004

Operating income was $29.4 million in the first quarter, up 26.2%, compared to $23.3 million in the same period of 2004. The increase was due primarily to lower depreciation, amortization, non-cash compensation, restructuring related expenses, and provision for unclaimed property, partially offset by lower Segment EBITDA.  Income applicable to common shareholders was $365.5 million in the first quarter, compared to $5.9 million in the same period of 2004.  The increase was due primarily to the net gain on sales of About, Inc. of $378.9 million and PRIMEDIA Workplace Learning (PWPL) of $4.3 million.

The Company’s historical pattern is to have negative free cash flow in the first half of the year and positive free cash flow in the second half. Free cash flow in the quarter was negative $3.4 million compared to negative $40.5 million in the same period one year ago, primarily the result of improved accounts receivable collection and the timing related to compensation payments.  The Company expects that after completing its redemption of certain preferred stock and debt as announced April 11, 2005, free cash flow will be positively affected by over $27 million on an annualized basis.  The Company will not realize the full benefit of this savings in 2005.

“Our first quarter results contain numerous examples of the effectiveness of our operating strategy, with success from new product introductions, redesigned publications, and brand extensions,” said Kelly P. Conlin, President and CEO of PRIMEDIA Inc.  “We are extremely focused on those businesses where revenue declined during the quarter, applying specific action plans that will allow those businesses to contribute positively to our results in the future.”

As of March 31, 2005, the Company had approximately $750 million in cash and available unused credit lines.  Giving effect to the redemption of certain preferred stock and senior notes on May 11, 2005 and the reduction of its bank debt, cash and available unused credit lines would be approximately $342 million.  These reductions will further improve the Company’s maturity profile, and reduce the Company’s blended cost of debt and preferred to 7.4%.

“Since September 30, 2001, PRIMEDIA will have reduced its debt and preferred stock by nearly $1 billion, and improved its multiple of debt and preferred stock less cash, to last twelve months’ Segment EBITDA to 7.0 times, after giving affect to the redemptions that will occur on May 11, 2005,” said Matthew A. Flynn, Senior Vice President, CFO, and Treasurer of PRIMEDIA Inc.  Following the Company’s recent call to redeem certain debt and preferred stock, of which the two preferred stock instruments called are the Company’s highest cost financial obligations, Moody’s upgraded its ratings on all of PRIMEDIA’s senior notes from B3 to B2.

“Our financial strength has dramatically improved in recent years and has been enhanced with the sale of About.com.  The Company has more than adequate resources to finance the implementation of its operating strategy and growth initiatives and we remain committed to delivering a balance of operating growth and leverage reduction on an ongoing basis,” Flynn added.

Segment Results

Enthusiast Media (Includes Consumer Automotive, Performance Automotive, International Automotive, Outdoors, Action Sports, Marine, Soaps, Equine, History, Crafts, Home Technology, their related websites, events, licensing and merchandising)

($millions)	First Quarter		Percent
	2005	2004	Change
Revenue, net (a)
Advertising	$82.5	$85.5	-3.5%
Circulation	58.1	62.4	-6.9%
Other	15.5	14.8	4.7%
Intersegment Revenue	0.4	0.2
Total Net Revenue	$156.5	$162.9	-3.9%

Segment Expenses	$132.9	$134.8	-1.4%

Segment EBITDA (b)	$23.6	$28.1	-16.0%

a)	This presentation eliminates all intrasegment activity.
b)	Reconciled to GAAP measure in the attached Financial Highlights table.

The first quarter decline in Enthusiast Media revenue is attributable to softness isolated to three of the segment’s eleven categories, specifically Consumer Automotive, International Automotive, and Soaps, which together comprise about 28% of the segment’s revenue.

The Segment EBITDA decline is primarily due to lower revenue and the impact of previously announced paper price increases, primarily offset by lower operating expenses.

Consumer Automotive’s first quarter revenue decline is attributable to a slow start by auto manufacturers experiencing difficult business conditions, the timing of new product introductions toward the second half of the year, and the full impact of the rate base reduction that was implemented in the first quarter of last year.  Advertising accelerated in Consumer Automotive at the start of the second quarter and the Company believes that this category will deliver revenue growth throughout the remainder of 2005.

The first quarter revenue decline in the segment’s International Automotive category follows a sharp decline in the fourth quarter of last year after several years of strong growth.  The category is expected to decline for the full year, as the market currently suffers from the absence of any new ‘tuner’ platforms and a consolidation of aftermarket suppliers.  In the fourth quarter of this year, Honda is expected to announce its new Civic Si, a platform that has the potential to be a catalyst for market growth.  While the market is down, PRIMEDIA maintains wide leadership in market share, carrying about three quarters of the sector’s advertising pages and selling about 70% of the sector’s newsstand copies.  The category will continue to be a profitable business for the Company.

Two of the segment’s eleven categories comprised nearly all of the circulation decline:  the International Automotive category and the Soaps category.  The Soaps category has been affected by reduced viewership of soap operas, and, in the first quarter, the timing of circulation rack expenses.  To address the decline, the Company is eliminating inefficient distribution points and building retail promotions with leading retailers such as Wal-Mart.

“Reflecting continued progress in the execution of the Company’s operating strategies, revenue grew in our two largest categories, Performance Automotive and Outdoor, compared with declines in these categories in the first quarter last year,” said Conlin.  “Our third largest category, Consumer Automotive, is on track for growth this year despite a difficult first quarter.  Our biggest challenges in the segment are in our International Automotive and Soaps categories, which we are diligently addressing.”

Other revenue benefited from the continued strong growth in licensing and merchandising, but was adversely affected by the cancellation in 2005 of marginally profitable events that were held in the first quarter of 2004.

In the first quarter, the Company continued to execute on its operating priorities to invest in and build our market leading brands.  Examples include:

•                  Improved product quality.  Three additional titles made their redesign debut:  Car Craft, Motorcyclist, and Dirt Rider.  While it is too early to read newsstand results, for the three issues post redesign, advertising pages grew by 23%, 12%, and 21%, respectively, from the same period in 2004.

•                  Expanded online extensions.  The Company’s three publications in its Action Sports category that serve the surfing market launched the industry’s first free forecasting service, Wavewatch.com, allowing visitors to access and control real-time video camera networks that display surf conditions.  The site also has mapping tools, tide charts, and localized surf and weather forecasts as well as swell advisories through customized email and cell phone alerts.  Reflecting industry excitement about this online launch, the sponsorship program was nearly sold out at launch.

•                  Extending brands to new products.  Following successful continuity series launches in 2003 and 2004, two additional continuity video series, Off-Road and JP, using existing content from television programs and events, were launched in the first quarter and achieved double-digit response rates.  Continuity series for other categories are in development as part of the Company’s strategy to increase the revenue it receives from each customer.

Consumer Guides (Includes Apartment Guide, New Home Guide, and Auto Guide publications and their related websites, and the DistribuTech distribution business)

	First Quarter		Percent
($millions)	2005	2004	Change
Revenue, net (a)
Advertising	$62.3	$60.1	3.7%
Other	13.3	11.3	17.7%
Total Net Revenue	$75.6	$71.4	5.9%

Segment Expenses	$57.4	$51.7	11.0%

Segment EBITDA (b)	$18.2	$19.7	-7.6%

a)	This presentation eliminates all intrasegment activity.
b)	Reconciled to GAAP measure in the attached Financial Highlights table.

PRIMEDIA’s Consumer Guides revenue is expected to grow as:

•                  Apartment Guide, the most recognized name in the apartment industry, expands within its existing markets;

•                  New Home Guide, the largest national new home guide, expands within its existing markets and enters new markets;

•                  the newly created Auto Guide, addressing the used car market which is several times larger than the apartment or new homes markets, expands in existing markets and adds new markets; and,

•                  through the increased presence of its distribution business, DistribuTech, which has more than 49,000 points of distribution nationwide and is the nation’s largest distributor of free publications through exclusive agreements with most leading U.S. retail chains.

The Company believes that the growth opportunities for its Consumer Guides segment are well worth the Segment EBITDA impact of investment expenses.

Consumer Guides advertising revenue grew by $2.2 million or 3.7% in the first quarter of 2005 versus the first quarter of 2004, driven primarily by New Home Guide, Auto Guide, and online advertising programs.

Apartment Guide continued its track record of growth even in the continued soft apartment rental market and with continued conversions of rental properties to condominiums.  The Company attributes Apartment Guide’s success in an adverse market to its unmatched distribution in high-value locations and its ability to prove to advertisers that their combined print and online ads are delivering superior results at a low cost.  ApartmentGuide.com grew unique users 16.4% in the first quarter, and as the most recognized brand in the apartment rental industry, provided approximately 2 million leads to customers through print and Internet.

“We believe that these ingredients, which have made Apartment Guide a success, applied to the large, national markets of new homes and used cars, positions PRIMEDIA’s Consumer Guide segment for years of strong growth,” said Conlin.

New Home Guide’s advertising revenue from existing publications grew 25.6% versus the same quarter in 2004, reflecting increased penetration in the Company’s print markets and improved marketing and sales programs.  New Home Guide’s newly redesigned national website NewHomeGuide.com was combined with the American Home Guides websites acquired in February to create one of the most powerful online advertising channels in the new home market.  This combined online offering attracted one million unique visitors in the first quarter of 2005.

On May 3, 2005, the Company announced its launch of a new home guide in Washington, D.C., creating synergies with its nearby Baltimore guide by providing significantly increased options for the D.C.-Baltimore region’s new home buyers, homebuilders, and advertisers.  On May 4, 2005, the Company announced its acquisition of NHU Publishing LLC, adding the Atlanta, Jacksonville, Nashville, Puget Sound, and Portland, OR markets to the segment’s new home guides portfolio, and augmenting the Company’s existing New Home Guide in Charlotte, NC.  The Company expects that by upgrading and optimizing NHU’s operations to the standards of Consumer Guides’ proven model and by leveraging the power of the Company’s DistribuTech distribution business, the Company will make significant improvements in NHU’s results.  This launch and acquisition brings the Company’s total number of new home guides to 25.

In the first quarter, Auto Guide was launched in the ‘Triangle’, NC market with a $1 million annualized revenue run rate, compared to the two previous launches (‘Triad’, NC and Charlotte, NC), which reached the same $1 million annualized revenue run rate in 5 and 29 weeks, respectively.  With the acquisition of the Atlanta Cars Magazine in the first quarter, Auto Guide expanded to four markets.  Atlanta Cars has had a significant revenue and earnings growth trajectory which should continue as the Company implements efficiencies to increase its margins and expand its distribution.

Consumer Guides’ other revenue increased $2.0 million or 17.7%, in the first quarter as the Company’s DistribuTech business expanded into several new retail distribution programs and made significant expansions of its retail distribution network with new store programs in Portland, OR, Seattle, New England, and across the Southeast.

Increased segment expenses are consistent with the Company’s 2005 guidance of an estimated $15 to $20 million of investments associated with distribution renewals, distribution expansion, and new publication launches.

“With our launch strategy proving out in each new Auto Guide market, we are confident that we have successfully added a third product line to the Consumer Guides segment,” said Conlin.  “Given that the market for used cars is significantly larger than the apartment rental market, we are excited by the growth opportunities of scaling our Auto Guide product line.  The prospects for Auto Guide combined with the strong performance of New Home Guide and Apartment Guide’s stability in a difficult market further reinforce our belief that our investment in these businesses, sacrificing near-term Segment EBITDA, is very much in PRIMEDIA’s mid- and long-term interests and ensures the continuation of the segment’s outstanding growth history.”

Business Information (Includes business-to-business magazines and their related websites, events, directories, and data products)

($millions)	First Quarter		Percent
	2005	2004	Change
Revenue, net (a)
Advertising	$41.0	$39.9	2.8%
Circulation	3.9	4.6	-15.2%
Other	8.5	10.4	-18.3%
Total Net Revenue	$53.4	$54.9	-2.7%

Segment Expenses	$48.8	$49.7	-1.8%

Segment EBITDA (b)	$4.6	$5.2	-11.5%

a)	This presentation eliminates all intrasegment activity.
b)	Reconciled to GAAP measure in the attached Financial Highlights table.

Adjusting for the shift of the Company’s 2005 International Wireless Communications Expo (IWCE) to the second quarter from the first, the Company estimates that first quarter revenue growth in the segment would have been up 2.0% and Segment EBITDA would have grown 28%.  IWCE was shifted from the first quarter to the second because of venue availability.

The segment continues to benefit from a number of factors, including improving economies in most of the sectors in which the segment participates, growth from the segment’s online improvements and new offerings focused on delivering measurable marketing programs.  “We believe that our Business Information segment is significantly better positioned today,” said Conlin.  “The segment has improved its sales proposition by offering a greater array of marketing solutions to customers, and, in particular, by creating lead generation tools for customers focused on the ROI of their marketing investment.”

Reflecting the strong turnaround of its Business Information segment, in recent months the Company received numerous unsolicited inquiries about buying its Business Information segment and, as announced April 25, 2005, has retained an investment bank to explore a possible sale.  “If the process results in a price that creates shareholder value, then we will have created increased financial strength for the company by an additional material deleveraging transaction.  If not, we look forward to continuing to operate the segment and further increasing its revenue growth and margins,” said Conlin.

Key accomplishments in the Business Information segment include:

•                  Strong online growth.  Accelerated online sales and the development of creative online offerings drove first quarter online revenue up 71% versus last year and 13% versus the prior quarter.  Primary contributors to online growth were the successful launches of Ask the Experts and other sponsored interactive forums.  The segment aggressively grew the number of webinars in the first quarter to thirteen across seven properties compared to seventeen webinars across nine properties in all of 2004.

•                  Continued growth from information data products.  The redesign and repackaging of the segment’s subscription data products continues to drive revenue growth.  During the quarter, EquipmentWatch launched a new research tool called SpecFinder, an equipment specification comparison tool providing equipment buyers with a single source that delivers detailed, comparative product information.  EquipmentWatch achieved 44% online subscription revenue growth in the quarter with a 31% increase in the number of online subscribers.

Electronic Source Book grew online advertising revenue 45% in the quarter, and PrimeAGBase, a database of PRIMEDIA Business subscribers and USDA farm subsidy program participants in the agricultural industry, re-launched to now include over 2.5 million names and 2.3 million unique farming addresses.

Education (Includes Channel One, Films Media Group and Interactive Medical Network)

($millions)	First Quarter		Percent
	2005	2004	Change
Revenue, net (a)
Advertising	$10.2	$10.0	2.0%
Other	8.7	7.1	22.5%
Intersegment Revenue	—	0.1
Total Net Revenue	$18.9	$17.2	9.9%

Segment Expenses	$16.6	$15.5	7.1%

Segment EBITDA (b)	$2.3	$1.7	35.3%

a)	This presentation eliminates all intrasegment activity.
b)	Reconciled to GAAP measure in the attached Financial Highlights table.

Both revenue and Segment EBITDA grew in the first quarter of 2005 for the first time in several years.

Growth at Channel One News, which reaches nearly 8 million teens, was primarily driven by new advertisers and network television programming promotion as well as increases from existing advertisers in the wireless, video game and military recruitment categories.

During the quarter, PRIMEDIA announced the appointment of Judy L. Harris as President and CEO of Channel One.  The Company is optimistic that Ms. Harris’ track record of success at PBS, Discovery, and Hallmark will help the segment deliver on its target of showing year-over-year revenue growth.  On April 12, 2005, Channel One won a Peabody Award for news coverage, its second.  The George Foster Peabody Awards recognize distinguished achievement and meritorious public service, and are widely considered the most prestigious awards in electronic media.

Growth in Other revenue reflects the turnarounds at Interactive Medical Network (IMN) and Films Media Group.  IMN’s 2005 bookings to-date are ahead of full-year 2004 revenues.  Having transformed product delivery from analog to digital and implementing a host of operational improvements, Films Media Group delivered its third consecutive quarter of revenue growth after thirteen quarters of declines, with revenue up 14% in the quarter.

Guidance

The Company reiterates its 2005 guidance of low-to-mid single digit revenue growth and low single digit Segment EBITDA growth, second-half weighted.  These target results reflect continued investment in key growth initiatives and positioning for increasingly stronger growth in the future.

Guidance provided by PRIMEDIA remains in force unless revised by the Company, and does not include the impact of any future transactions that may occur from time to time.

Depreciation, Amortization, and Interest Expense

Depreciation expense was approximately $7.8 million in first quarter 2005 versus $8.7 million in the same period of the prior year.  The decline of $0.9 million primarily results from a lower depreciable asset base as certain assets became fully depreciated over the past year. Amortization expense was $3.1 million in first quarter 2005, compared to $4.6 million in the prior year. Certain intangible assets became fully amortized over the past year, thus the reduction in amortization expense.  Interest expense was approximately $33.2 million in first quarter 2005, compared to $28.1 million in 2004.  The $5.1 million increase was due to higher average debt levels and higher interest rates.

Provision for Severance, Closures, and Restructuring

The Company recorded a provision of approximately $1.1 million in first quarter 2005, compared to $2.5 million in the same period last year. The $1.4 million decrease was due primarily to a reduction in transactions relating to excess real estate.

Discontinued Operations

On March 18, 2005, the Company sold About, Inc., part of the Enthusiast Media segment, for $410 million, resulting in a net gain of $378.9 million.  The operating results of About, Inc. have been classified as a discontinued operation for all periods presented.

On March 31, 2005, the Company sold Bankers Training & Consulting Company, a division of PWPL, for $21.3 million, resulting in a net gain of $18.7 million.  On April 1, 2005, the Company sold the remaining net assets of PWPL for the assumption of liabilities, resulting in a loss in carrying value of $14.4 million.  In accordance with Statement of Financial Accounting Standards (“SFAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company recorded, as of March 31, 2005, the loss in the carrying value of the remaining net assets of PWPL sold on April 1, 2005.  PWPL, excluding IMN, was classified as a discontinued operation in 2004.

The aggregate net gain on the above transactions recorded in first quarter 2005 was $383.2 million.

Call of Preferred Stock and Debt for Redemption

On April 11, 2005, the Company announced that it was calling for redemption all of its outstanding shares of $10.00 Series D Preferred Stock (with an aggregate liquidation preference of approximately $167 million), all of its outstanding shares of $9.20 Series F Preferred Stock (with an aggregate liquidation preference of approximately $96 million) and $80 million aggregate principal amount of its 7 5/8% Senior Notes due 2008. The redemption date in each case is May 11, 2005.

In connection with the redemption of the Series D and Series F Preferred Stock, the Company obtained the written consent of its bank lenders and has repaid its outstanding Term Loans A and Term Loans B in aggregate principal amounts of $5 million and $35 million, respectively, and permanently reduced its total revolving loan commitments in an aggregate amount of $30 million.

Liquidity and Leverage

The Company has more than adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future.  Giving effect to the redemption of certain preferred stock and senior notes on May 11, 2005 and the reduction of its bank debt, cash and available unused credit lines would be approximately $342 million.  Free cash flow was negative $3.4 million compared to negative $40.5 million last year.

The leverage ratio, as defined by the Company’s credit agreements, for the 12 months ended March 31, 2005, is estimated to be approximately 4.5 times versus the permitted maximum of 6.25 times.

Use of the Term Segment EBITDA

The Company is organized into four business segments:  Enthusiast Media, Consumer Guides, Business Information, and Education.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA, Business Information Segment EBITDA, and Education Segment EBITDA are reconciled to Net Income in the attached table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.  We believe that Segment EBITDA is the most accurate indicator of the Company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the Company’s chief operating decision maker, its President and CEO, to make decisions about resources to be allocated to the segments and to assess their performance.

Segment EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations.

The Company’s chief operating decision maker, its President and CEO, uses free cash flow to make decisions based on the Company’s cash resources.  Free Cash Flow also is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and shares subject to mandatory redemption and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America.  Free Cash Flow as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, therefore, it is not necessarily an accurate measure of comparison between companies.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on May 5, 2005, 10:00 am, Eastern Time (GMT -5).  To participate in the call, please dial (877) 236-1078 if you are in the U.S., or (213) 408-0663 if you are outside the U.S.  The conference ID is PRIMEDIA.  You should dial in at least five minutes prior to the start of the call.  A recorded version will be available after the conference call at (888) 566-0825 in the U.S., or (402) 220-0427, if you are outside the U.S.  The recorded version will be available two hours after the completion of the call until 7:00 pm Eastern Time, May 12, 2005.  Via Internet, the live and replay audio versions of the conference call will be available at www.primedia.com (you will not be able to ask questions via Internet).

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2004 revenue of $1.3 billion, its properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media Company through print publications, websites, events, newsletters and video programs in four market segments:

•                  Enthusiast Media includes more than 120 consumer magazines, 115 websites, 100 events, 10 TV programs, 340 branded products, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 16,000 locations.

•                  Business Information is a leading information provider in more than 18 business market sectors with more than 70 magazines, 100 websites, 25 events, and 50 directories and data products.

•                  Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:               Eric Leeds (Investors):  212-745-1885

                                Whit Clay (Media):  212-446-1864

###

Financial Highlights Table and Exhibits Follow

PRIMEDIA INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(dollars in millions, except share and per share amounts)

	Three Months Ended
	March 31,
	2005	2004

Revenue, Net:
Advertising	$196.0	$195.5
Circulation	61.9	67.0
Other	46.1	43.6
Total Revenue, Net	$304.0	$306.1

Cost of Goods Sold	$60.6	$61.3
Marketing and Selling	69.8	69.5
Distribution, Circulation and Fulfillment	57.1	55.3
Editorial	27.6	26.3
Other General Expenses	40.2	39.0
Corporate Administrative Expenses	6.1	7.6
Total Segment Expenses	$261.4	$259.0

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media	$23.6	$28.1
Consumer Guides	18.2	19.7
Business Information	4.6	5.2
Education	2.3	1.7
Corporate Overhead	(6.1)	(7.6)
Total Segment EBITDA	$42.6	$47.1

Depreciation of Property and Equipment	(7.8)	(8.7)
Amortization of Intangible Assets and Other	(3.1)	(4.6)
Severance Related to Separated Senior Executives	—	(0.7)
Non-Cash Compensation	(1.2)	(1.9)
Provision for Severance, Closures and Restructuring Related Costs	(1.1)	(2.5)
Provision for Unclaimed Property	—	(5.4)
Operating Income	29.4	23.3

Interest Expense	(33.2)	(28.1)
Interest on Shares Subject to Mandatory Redemption	(10.9)	(10.9)
Amortization of Deferred Financing Costs	(1.3)	(1.1)
Other Income, Net	0.5	0.3
Loss Before Provision for Income Taxes	(15.5)	(16.5)

Provision for Income Taxes	(3.9)	(4.4)

Loss from Continuing Operations ($0.07 and $0.10 per basic and diluted share for the three months ended March 31, 2005 and 2004, respectively)	(19.4)	(20.9)

Discontinued Operations ($1.46 and $0.12 per basic and diluted share for the three months ended March 31, 2005 and 2004, respectively, including gain on sale of businesses of $383.2 and $38.1 for the three months ended March 31, 2005 and 2004, respectively)	384.9	32.0
Net Income	365.5	11.1

Preferred Stock Dividends and Related Accretion, Net	—	(5.2)
Income Applicable to Common Shareholders	$365.5	$5.9

Basic and Diluted Income Applicable to Common Shareholders per
Common Share	$1.39	$0.02

Basic Common Shares Outstanding (weighted average)	262,661,656	259,894,408

Capital Expenditures, net	$5.9	$6.2

	At March 31,	At December 31,	At March 31,
	2005	2004	2004
Cash and cash equivalents (B)	$365.6	$13.0	$19.1
Long-term debt, including current maturities (C)	$1,590.8	$1,660.9	$1,575.1
Shares subject to mandatory redemption (C)	$474.6	$474.6	$474.6
Series J Convertible Preferred Stock (D)	$—	$—	$169.7
Common shares outstanding	262,885,566	262,450,693	260,237,709

(A) Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.

(B) Includes the temporarily invested remaining net cash proceeds after reduction of bank debt, of $348.7 from the sales of About, Inc. (March 18, 2005) and the PWPL Bankers Training division (March 31, 2005).

(C) On April 11, 2005, the Company announced that it was calling for redemption all of its outstanding shares of $10.00 Series D Preferred Stock (with an aggregate liquidation preference of approximately $167 million), all of its outstanding shares of $9.20 Series F Preferred Stock (with an aggregate liquidation preference of approximately $96 million) and $80 million aggregate principal amount of its 7 5/8% Senior Notes due 2008. The redemption date in each case will be May 11, 2005.

In connection with the redemption of the Series D and Series F Preferred Stock, the Company obtained the written consent of its bank lenders and has repaid its outstanding Term Loans A and Term Loans B in aggregate principal amounts of $5 million and $35 million, respectively, and permanently reduced its total revolving loan commitments in an aggregate amount of $30 million.

(D) Debt Issuance and Redemption of Series J Convertible Preferred Stock.

Debt Issuance

On May 14, 2004, PRIMEDIA issued $175.0 of Senior Floating Rate Notes due 2010 and entered into a new $100.0 Term Loan C credit facility with a maturity date of December 31, 2009. The Senior Floating Rate Notes bear interest at LIBOR plus 5.375% and the Term Loan C at LIBOR plus 4.375%. Combined proceeds were applied to prepay $30.0 of outstanding Term Loan A commitments and $120.0 of Term Loan B commitments, with the remainder used to temporarily pay down all outstanding advances under its revolving credit facility.

Redemption of Series J Convertible Preferred Stock

On July 7, 2004, PRIMEDIA redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of 1,424,306 shares for approximately $178.0, using cash on hand of approximately $33.0 and $145.0 of advances under its revolving credit facility.

Exhibit A

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Cash Provided by (Used in) Operating Activities (Unaudited)

($ in millions)

	Three Months Ended March 31,
	2005	2004

Net cash provided by (used in) operating activities	$4.6	$(31.5)

Additions to property, equipment and other, net	(5.9)	(6.2)
Capital lease obligations	(2.1)	(2.8)

Free Cash Flow	$(3.4)	$(40.5)

Supplemental information:

Cash interest paid, including interest on capital and restructured leases	$14.3	$7.0

Cash interest paid on shares subject to mandatory redemption	$10.9	$10.9

Cash taxes paid	$0.1	$0.1

Cash paid for severance, closures and restructuring related costs	$4.5	$4.3

Exhibit B

PRIMEDIA Inc.

Reconciliation of Last Twelve Months Segment EBITDA to Loss from Continuing Operations (Unaudited)

($ in millions)

	Twelve Months	Less: Three	Add: Three	Last Twelve Months
	Ended	Months Ended	Months Ended	Segment EBITDA at
	December 31, 2004	March 31, 2004	March 31, 2005	March 31, 2005

Total Segment EBITDA	$247.7	$47.1	$42.6	$243.2

Depreciation of Property and Equipment	(34.1)	(8.7)	(7.8)	(33.2)
Amortization of Intangible Assets and Other	(25.6)	(4.6)	(3.1)	(24.1)
Severance Related to Separated Senior Executives	(0.7)	(0.7)	—	—
Non-Cash Compensation	(6.1)	(1.9)	(1.2)	(5.4)
Provision for Severance, Closures and Restructuring Related Costs	(9.6)	(2.5)	(1.1)	(8.2)
Provision for Unclaimed Property	(5.4)	(5.4)	—	—
Gain on Sale of Businesses and Other, Net	1.0	—	—	1.0

Operating Income	167.2	23.3	29.4	173.3

Other Income (Expense):
Provision for Impairment of Investments	(0.8)	—	—	(0.8)
Interest Expense	(123.3)	(28.1)	(33.2)	(128.4)
Interest on Shares Subject to Mandatory Redemption	(43.8)	(10.9)	(10.9)	(43.8)
Amortization of Deferred Financing Costs	(5.0)	(1.1)	(1.3)	(5.2)
Other Income, Net	2.6	0.3	0.5	2.8

Loss From Continuing Operations Before Income Tax Expense	$(3.1)	$(16.5)	$(15.5)	$(2.1)